SECOND AMENDED EMPLOYMENT AGREEMENT

         SECOND AMENDED EMPLOYMENT AGREEMENT, dated as of May 21, 2001, by and between STEVEN MADDEN, LTD., a Delaware corporation with offices at 52-16 Barnett Avenue, Long Island City, N.Y. 11104 (the "Corporation"), and STEVEN MADDEN, an individual residing at 300 Mercer Street, New York, New York 10003 ("Employee").

                                   WITNESSETH:

         WHEREAS, Employee is the founder of the Corporation and has been the Chief Executive Officer and a director of the Corporation since its inception and has previously served as President and Chairman of the Board of the Corporation;

         WHEREAS, the Corporation entered into an employment agreement with Employee dated as of September 1, 1993 which employment was amended by an amended employment agreement dated as of July 29, 1997 and amended as of February 28, 2000 (the "Prior Employment Agreement"), which Prior Employment Agreement has a term ending on December 31, 2009;

         WHEREAS, the Corporation and Employee believe that it is in the best interests of the Corporation for Employee to assume the duties of Creative and Design Chief;

         WHEREAS, the Corporation recognizes that Employee's talents and abilities are unique and have been integral to the success of the Corporation and that Employee's contribution to the future growth and success of the Corporation will be substantial and the Corporation desires to provide for the continued employment of Employee over an extended period of time and to make employment arrangements that will reinforce and encourage Employee's attention, dedication and creative talents to the Corporation;

         WHEREAS, the Corporation and Employee recognize that the Corporation's trademarks and/or service marks and other proprietary rights, including the rights it owns with respect to Employee's name, in whole or in part, and any derivations thereof, in plain block letters, stylized letters, logo formats, or signature formats ("Employee's Name"), are critically important to the Corporation's success and its competitive position in the future; and

         WHEREAS, the Corporation and Employee wish to amend and restate the Prior Employment Agreement in order to, among other things, (i) provide that Employee take on the position of Creative and Design Chief, (ii) provide for stricter restrictions on Employee's ability to compete with, or solicit employees from, the Corporation and (iii) set forth the respective rights of the Corporation and Employee to Employee's Name;
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         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

     Section 1. EMPLOYMENT. The Corporation hereby employs Employee and Employee hereby accepts such employment, as an employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

     Section 2. DUTIES. Employee shall serve as the Creative and Design Chief of the Corporation and shall properly perform such duties as may be assigned to him from time to time by the Chief Executive Officer of the Corporation, including
(i) managing the design and creative function of the Corporation, (ii) recommending the hiring of and managing designers and artists for shoes, apparel, accessories and other products, (iii) coordinating the artistic and promotional aspects (but not the financial aspects) of the advertising and marketing activities of the Corporation and (iv) 'representing' the Corporation in the fashion industry. During the Term of this Agreement, Employee shall devote substantially all of his business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors of the Corporation (the "Board of Directors"). Employee shall not engage in any other significant business activity that would detract from his ability to perform services to the Corporation.

     Section 3. TERM OF EMPLOYMENT. The term of Employee's employment, unless sooner terminated as provided herein, shall be for a period of ten (10) years commencing July 1, 2001 and ending on June 30, 2011 (the "Term").

     Section 4. COMPENSATION OF EMPLOYEE.

         4.1 BASE SALARY. During the Term, the Corporation shall pay to Employee an annual base salary of Seven Hundred Thousand Dollars ($700,000) for his services hereunder, less such deductions as shall be required to be withheld by applicable law and regulations. The Board of Directors may increase (but not decrease) Employee's base salary at any time. Employee's base salary, as in effect at any time, is hereinafter referred to as the "Base Salary."

         4.2 TIME OF PAYMENT. Employee's Base Salary shall be paid in substantially equal installments on a basis consistent with the Corporation's payroll practices for the Corporation's employees.

         4.3 ANNUAL BONUS. For each fiscal year that occurs during the Term, the Corporation shall pay Employee a cash bonus (the "Cash Bonus") in an amount determined by the Board of Directors, which amount shall be not less than two percent (2%) of the Corporation's earnings for such fiscal year before interest, tax, depreciation and amortization ("EBITDA"). The determination of EBITDA for any fiscal year shall give effect to all bonuses (including the bonus provided for in this Section 4.3) accrued or payable for such fiscal year to Employee and all other employees of the Corporation. Employee's Cash Bonus for any fiscal year shall be based on audited financial statements of the Corporation for such fiscal year and shall be paid to Employee no later than April 15 of the year immediately following such fiscal year. The Corporation shall not be required to pay, and Employee shall not be entitled to demand, a Cash Bonus for any fiscal

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year that Employee is not actively engaged in the duties of Creative and Design
Chief for at least six months, provided, however, that Employee shall be entitled to demand a pro-rated Cash Bonus for any fiscal year in which he is actively engaged in the duties of Creative and Design Chief for at least six months, which Cash Bonus shall be pro-rated in accordance with the number of full calendar months during such fiscal year that Employee was actively engaged in the duties of Creative and Design Chief.

         4.4 ANNUAL STOCK OPTION GRANT. Subject to the approval by the Corporation's stockholders of the Amendment of the Corporation's 1999 Stock Plan (the "1999 Plan") and subject to availability of shares under such 1999 Plan or any other qualified or non-qualified stock incentive plan designated by the Board of Directors and approved by the Corporation's stockholders, on or about the date of the Corporation's annual meeting (but not later than June 30th) for each year of the Term (beginning in 2002) (each, a "Grant Date"), Employee shall be eligible for an option ("Annual Option") to purchase shares of common stock of the Corporation in an amount equal to not less than 150% of the largest aggregate amount of annual option grants to any other continuing full-time employee of the Corporation (excluding sign-on or other grants outside of the ordinary course of such employee's employment) over the twelve (12) months up to and including the applicable Grant Date or otherwise with respect to the same option period, provided, however, that all Annual Options shall be subject to the final approval of the Board of Directors. The Annual Options granted pursuant to this Agreement shall be granted pursuant to the Corporation's 1999 Stock Plan or any other qualified or non-qualified stock incentive plan designated by the Board of Directors, which other plan has been approved by the stockholders of the Corporation. The Annual Options shall vest quarterly over the one year period following the Grant Date and shall be exercisable after vesting at a price equal to the closing price of the common stock of the Corporation on the Grant Date for a period of five years from the Grant Date, provided, however, that if Employee ceases to be an employee of the Corporation, the exercise period shall be shortened in accordance with the stock plan under which the Annual Option was granted. Notwithstanding anything to the contrary herein, if Employee is not actively engaged in the duties of Creative and Design Chief for at least six months out of the twelve months immediately preceding a Grant Date, the Corporation shall not be required to grant an Annual Option on such Grant Date.

         4.5 EXPENSES. During the Term, the Corporation shall promptly reimburse Employee for all reasonable and necessary travel expenses and other disbursements incurred by Employee on behalf of the Corporation, in performance of Employee's duties hereunder, assuming Employee has received prior approval for such travel expenses and disbursements by the Corporation to the extent possible, consistent with corporate practice with respect to the reimbursement of expenses incurred by the Corporation's employees.

         4.6 NON-ACCOUNTABLE EXPENSE ALLOWANCE. The Corporation shall provide to Employee an annual Two Hundred Thousand Dollar ($200,000) non-accountable expense allowance (the "Non-Accountable Expense Allowance"), which amount will be payable in equal monthly installments. The Corporation shall not be required to pay, and Employee shall not be entitled to demand, the Non-Accountable Expense Allowance for any month that Employee is not actively engaged in the duties of Creative and Design Chief.

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         4.7 BENEFITS. During the period that Employee is actively engaged in the duties of Creative and Design Chief, Employee shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its employees.

         4.8 DEFERRAL OF COMPENSATION. Notwithstanding anything to the contrary in this Agreement, any remuneration under this Agreement or any other agreements to which the Corporation and Employee are parties in respect of employment that is not deductible for any taxable year of the Corporation because of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") will be deferred until the first day that any excess remuneration becomes deductible under Section 162(m) or by virtue of its repeal or amendment. Any such deferred payment will bear interest at the prime rate plus one beginning with the date such payment is first deferred. Notwithstanding any provision in this Agreement to the contrary, this Section 4.8 shall survive the termination of this Agreement.

         4.9 LOANS TO EMPLOYEE. From time to time during the Term, at Employee's request, Employee may borrow funds from the Corporation, provided, that, at any time the aggregate amount of any such borrowings shall not exceed the amount of Employee's remuneration that has been deferred pursuant to Section 4.8. Employee shall be required to pay interest on such borrowings at a rate equal to the prime rate plus one and such borrowings will be subject to any additional terms and conditions as reasonably determined by the Board of Directors.

     Section 5. TERMINATION.

         5.1 DEATH OR TOTAL DISABILITY.

             (a) Death. This Agreement shall terminate upon the death of Employee; provided, however, that the Corporation shall continue to pay to the estate of Employee the Base Salary as set forth in Section 4.1 hereof for the twelve (12) month period immediately subsequent to the date of Employee's death.

             (b) Total Disability. In the event Employee is discharged due to a "Total Disability" (as defined in Section 6.1 below), then this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Employee with respect to this Agreement, except obligations accrued prior to such termination and as provided in Section 6.2 hereof.

         5.2 TERMINATION FOR CAUSE; EMPLOYEE'S RESIGNATION. In the event Employee is discharged "For Cause" (as defined below) or in the event Employee resigns (other than pursuant to Section 5.5 hereof), then upon such occurrence, this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Employee with respect to this Agreement, except obligations accrued prior to such termination.

         5.3 TERMINATION OTHER THAN FOR CAUSE. In the event Employee is discharged other than "For Cause" or due to his death or "Total Disability," then the Corporation shall pay Employee the balance of his Base Salary that would have been paid by the Corporation pursuant to Section 4.1 hereof over the full Term of the Agreement if the Corporation had not

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terminated this Agreement. Such amount shall be payable in installments as follows: (i) fifty (50%) percent of the amount due pursuant to the terms of this
Section 5.3 upon termination of the Agreement and (ii) fifty (50%) percent in equal annual installments beginning on the June 30th immediately following such termination and each June 30th thereafter until June 30, 2011.

         5.4 "FOR CAUSE". As used herein, the term "For Cause" shall mean:

              (a) the conviction of, or pleading guilty or nolo contendere to, any crime, whether or not involving the Corporation, constituting a felony in the jurisdiction involved, which the Board of Directors, in its sole discretion, determines may have a material injurious effect on the Corporation;

              (b) the conviction of any crime involving moral turpitude or fraud; or

              (c) gross negligence or willful misconduct in the conduct of Employee's duties or willful or repeated failure or refusal to perform such duties as may be delegated to Employee by the Chief Executive Officer which are consistent with Employee's position, and that as to any conduct concerning this subsection (c), such conduct is not corrected by Employee within fourteen (14) days following receipt by Employee of written notice from the Chief Executive Officer, such notice to state with specificity the nature of the breach, failure or refusal, gross negligence or willful misconduct related to Employee's employment with the Corporation.

              The Corporation acknowledges that Employee is currently involved in discussions with certain governmental authorities related to an ongoing investigation that may result in his being unavailable to the Corporation for a period of time, and the Corporation agrees that (i) such investigation and any actions, proceedings, pleadings or convictions resulting from such investigation and (ii) any inability of Employee to perform services as a result of any settlement or determination relating to such investigation, shall not be deemed grounds for termination "For Cause."

         5.5 TERMINATION UPON CHANGE OF CONTROL.

              (a) If, during the period commencing 120 days prior to a Change of Control and ending on the first anniversary of a Change of Control, Employee's employment shall have been terminated by the Corporation (other than for Cause) or by Employee for Good Reason:

              (i) all unvested options to acquire stock of the Corporation held by Employee shall vest on the date of termination;

              (ii) the Corporation shall make a lump sum cash payment to Employee within ten (10) days of the date of termination in an amount equal to (i) the amount of compensation that is accrued and unpaid through the date of termination pursuant to Section 4 of this Agreement and (ii) three (3) times the total compensation received by Employee pursuant to Sections 4.1, 4.3 and 4.6 of this Agreement for the preceding 12-month period ending December 31.

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              (b) In the event that any payment (or portion thereof) to Employee under Section 5.5(a) is determined to constitute an "excess parachute payment," under Sections 280G and 4999 of the Code, the following calculations shall be made:

              (i) The after-tax value to Employee of the payments under Section 5.5(a) without any reduction; and

              (ii) the after-tax value to Employee of the payments under Section 5.5(a) as reduced to the maximum amount (the "Maximum Amount") which may be paid to Employee without any portion of the payments constituting an "excess parachute payment".

         If after applying the agreed upon calculations set forth above, it is determined that the after-tax value determined under clause (ii) above is greater than the after-tax value determined under clause (i) above, the payments to Employee under Section 5.5(a) shall be reduced to the Maximum Amount.

         5.6 "CHANGE OF CONTROL". As used herein, the term "Change of Control" shall mean:

              (a) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Corporation or any subsidiary or any affiliate of the Corporation or any employee benefit plan sponsored or maintained by the Corporation or any subsidiary of the Corporation (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing a majority of the combined voting power of the Corporation's then outstanding securities; or

              (b) When, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or

              (c) The occurrence of a transaction requiring stockholder approval for the acquisition of the Corporation by an entity other than the Corporation or a subsidiary or an affiliated company of the Corporation through purchase of assets, or by merger, or otherwise.

         5.7 "GOOD REASON" As used herein, the term "Good Reason" shall mean the occurrence of any of the following:

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                (a)      the assignment to Employee, without his consent, of any
                         duties inconsistent in any substantial and negative respect with his positions, duties, responsibilities and status with the Corporation as contemplated hereunder, if not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Employee;

                (b) any removal of Employee, without his consent, from any positions Employee held as contemplated hereunder (except in connection with the termination of Employee's employment by the Corporation For Cause or on account of Total Disability pursuant to the requirements of this Agreement), if not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Employee;

                (c) a reduction by the Corporation of Employee's Base Salary as in effect as contemplated hereunder or a reduction in any formula used in computing Employee's compensation pursuant to Section 4 of this Agreement, except in connection with the termination of Employee's employment by the Corporation For Cause or due to Total Disability pursuant to the requirements of this Agreement;

                (d) any termination of Employee's employment by the Corporation during the Term that is not effected pursuant to the requirements of this Agreement;

                (e) any material breach by the Corporation of the terms of this Agreement that is not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Employee;

                (f) the relocation of Employee's work location, without Employee's consent, to a place more than seventy five
                         (75) miles from the location set forth herein; or

                (g) failure by any successor to the Corporation to expressly assume all obligations of the Corporation under this Agreement, which failure is not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Employee.

     Section 6. DISABILITY.

         6.1 TOTAL DISABILITY. In the event that after Employee has failed, due to a disability, to have performed his regular and customary duties for a period of one hundred eighty (180) consecutive days or for any two hundred seventy
(270) days out of any three hundred and sixty (360) day period, and before Employee has become "Rehabilitated" (as hereinbelow defined) a majority of the unaffiliated members of the Board of Directors may vote to determine that Employee is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment and upon the date of such majority vote, Employee shall be deemed to be suffering from a "Total

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

Disability." As used herein, the term "Rehabilitated" shall mean such time as Employee is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his disability.

         6.2 PAYMENT DURING DISABILITY. In the event Employee is unable to perform his duties hereunder by reason of a disability, prior to the time such disability is deemed a Total Disability in accordance with the provisions of
Section 6.1 above, the Corporation shall continue to pay Employee his Base Salary pursuant to Section 4.1 during the continuance of any such disability. Upon a determination of any Total Disability pursuant to the provisions of
Section 6.1 above, the Corporation shall pay to Employee his Base Salary pursuant to Section 4.1 for the twelve (12) month period immediately subsequent to the date of determination of Total Disability.

     Section 7. VACATIONS. Employee shall be entitled to a vacation of four (4) weeks per year, during which period his Base Salary shall be paid in full. Employee shall take his vacation at such time or times as Employee and the Corporation shall determine is mutually convenient.

     Section 8. DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee recognizes that he has had and will continue to have access to secret and confidential information regarding the Corporation or any of its affiliates, including, but not limited to, confidential information and trade secrets concerning the Corporation's (or any of its affiliate's) working methods, processes, business and other plans, programs, designs, products, know-how, costs, marketing, promotion, sales activities, trading, investment, credit and financial data, manufacturing processes, financing methods, profit formulas, customer names, customer requirements and supplier names. Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Employee during the course of his employment, which is treated as confidential by the Corporation, including but not limited to its customer list, and not otherwise in the public domain. The provisions of this Section 8 shall survive Employee's employment hereunder.

     Section 9. COVENANT NOT TO COMPETE.

              (a) Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Employee agree, and accordingly, Employee does hereby agree that, except as provided in Subsection (c) below, he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" (as those terms are defined in Section 9(d) below), engage in any Competitive Business (as defined in Section 9(d) below), either on his own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any third party or in any other relationship or capacity.

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              (b) Employee hereby agrees that he will not, directly or
         indirectly, for or on behalf of himself or any third party, at any time during the Restricted Period (i) solicit any customers of the Corporation or (ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of the Corporation or any of its subsidiaries.

              (c) This Section 9 shall not be construed to prevent Employee from owning, directly and indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

              (d) The term "Restricted Period," as used in this Section 9, shall mean the period commencing on the date hereof and ending on the later of (i) June 30, 2011 or (ii) the date which is twelve (12) months after the date Employee is no longer employed by the Corporation, provided, however, that in the event Employee's employment is terminated pursuant to Section 5.5, the "Restricted Period" shall mean the period commencing on the date hereof and ending on the date which is twelve
         (12) months after the date Employee's employment is so terminated. The term "Restricted Area" as used in this Section 9 shall mean anywhere in the world. The term "Competitive Business" as used in this Agreement shall mean the design, manufacture, sale, marketing or distribution of
         (i) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Corporation or any of its affiliates, (ii) jewelry and other giftware, (iii) cosmetics, fragrances and other health and beauty care items, (iv) housewares, furniture, home furnishings and related products and (v) other branded products related to fashion, cosmetics or lifestyle.

              (e) The provisions of this Section 9 shall survive the termination of Employee's employment as provided hereunder.

         Section 10.  USE AND REGISTRATION OF EMPLOYEE'S NAME.

              (a) CONSENT. The Corporation and Employee recognize that the Corporation's trademarks and/or service marks and other proprietary rights, including its rights to Employee's Name, are important to the Corporation's success and its competitive position. In addition to any previous assignments, Employee consents to the use of Employee's Name as trademarks, service marks, corporate names and/or internet domain name addresses of the Corporation (the "Marks"). Without limitation, Employee specifically consents to the registration by the Corporation of Employee's Name as the Corporation's Marks in perpetuity in any and all countries and jurisdictions throughout the world.

              (b) ASSIGNMENT. To the extent not previously assigned to the Corporation, Employee hereby sells, transfers and assigns to the Corporation and any successors or assignees of the Corporation, the exclusive right, title and interest to Employee's Name, including the good will attached thereto, to use in connection with a Competitive

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         Business. Employee acknowledges that as between Employee and the
         Corporation, the Corporation shall be deemed the sole owner of all right, title and interest in and to Employee's Name throughout the world. Employee retains the right to the use of Employee's Name for all non-commercial purposes and for use in connection with any business that is not a Competitive Business.

              (c) ADDITIONAL DOCUMENTS. Each of the Corporation and Employee hereby agree to execute any consent or similar form that the other reasonably believes is necessary to evidence and/or effectuate the rights granted under this Section. Employee agrees that from time to time, at the request of the Corporation or its successors, assignees or related companies, he shall, without the payment of additional consideration, execute such additional documents as are required or useful in obtaining registrations for any of the Marks that incorporate Employee's Name, in whole or in part, in any country or jurisdiction. In furtherance of the Corporation's rights in and to Employee's Name and to the Marks, Employee grants the Corporation an irrevocable power of attorney to execute any and all documents as may be necessary or appropriate to effectuate such rights and confirm the Corporation's ownership and registration rights in and to Employee's Name and the Marks.

              (d) ADDITIONAL RESTRICTIONS. Employee agrees never to challenge the Corporation's ownership of Employee's Name, or the validity of the Corporation's ownership of the Marks or of any registration or application for registration thereof. Employee agrees that he shall not at any time use Employee's Name, the Marks, or any other trademark, service mark, tradename, corporate name or domain name, or any other form of indicator of source, which is confusingly similar to Employee's Name or any derivative thereof or to the Marks, except for (i) the personal use of Employee's name (ii) the use of Employee's Name in any business that is not a Competitive Business and (iii) uses which are specifically permitted in writing by the Corporation.

              (e) The obligations of this Section shall survive the termination of this Agreement.

         Section 11. INTELLECTUAL PROPERTY. All designs, copyright and other intellectual property created by or at the direction of Employee in the course of his employment by the Corporation shall be and remain the property of the Corporation without further act of either party. All copyrightable works that Employee creates shall be considered `works made for hire." Employee shall, at the reasonable request of the Corporation, execute such documents as may be necessary to confirm or evidence the Corporation's ownership of such property. The obligations of this Section shall survive the termination of this Agreement.

         Section 12. REASONABLENESS OF COVENANTS. Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9, 10, and 11 hereof. Employee agrees that said restraints are necessary for the reasonable and proper protection of the Corporation and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area and otherwise. Employee further acknowledges that, in the event any provision of Sections 8, 9, 10, and 11 hereof shall be

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determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or otherwise, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

     Section 13. MISCELLANEOUS.

         13.1 ENFORCEMENT OF COVENANTS. The parties hereto agree that Employee is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any covenant of Employee herein, the injury or imminent injury to the value and goodwill of the Corporation's business could not be reasonably or adequately compensated in damages in an action at law. Employee therefore agrees that the Corporation, in addition to any other remedies available to it, shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Employee, without the posting of a bond, in the event of any breach or threatened breach by Employee of any provision of this Agreement (including, but not limited to, the provisions of Sections 8, 9, 10, and 11). Without limiting the generality of the foregoing, if Employee breaches any provision of Section 8, 9, 10, or 11 hereof, such breach will entitle the Corporation to enjoin Employee from disclosing any confidential information to any competing business, to enjoin such competing business from receiving Employee or using any such confidential information, and/or to enjoin Employee from rendering personal services to or in connection with such competing business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

         13.2 SEVERABILITY. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction or by a governmental agency, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         13.3 NO DURESS; CONSULTATION OF COUNSEL. Employee hereby represents and warrants that Employee has entered into this Agreement voluntarily and not as a result of coercion, duress or undue influence. In addition, Employee hereby represents and warrants that Employee has read and fully understands the terms of this Agreement and has consulted with an attorney prior to executing this Agreement, including with respect to Section 12 hereof.

         13.4 ASSIGNMENTS. Neither Employee nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except the Corporation may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in

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connection with a business combination (subject to Section 5.5 hereof) and the
Corporation may, at any time, sell, assign or license the rights held by the Corporation with respect to Employee's Name as set forth under Section 10 hereof.

         13.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Employee's employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between Employee and the Corporation, including, but not limited to the Prior Employment Agreement, and shall not be amended, modified or changed except by an instrument in writing executed by Employee and by an expressly authorized officer of the Corporation.

         13.6 WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         13.7 BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

         13.8 HEADING. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.9 NOTICES. Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

         13.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws principles and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

         13.11 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.




                                   STEVEN MADDEN, LTD.



                                   By: /s/ CHARLES KOPPELMAN
                                      ------------------------------------------
                                      Name: Charles Koppelman
                                      Title: Chairman of the Board



                                       /s/ STEVEN MADDEN
                                       -----------------------------------------
                                       Steven Madden


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